EXHIBIT 10.2

FIRST AMENDMENT TO
THE CHEESECAKE FACTORY INCORPORATED
AMENDED AND RESTATED YEAR 2000 OMNIBUS PERFORMANCE STOCK
INCENTIVE PLAN

[ADOPTED BY THE BOARD OF DIRECTORS OF THE CHEESECAKE
FACTORY INCORPORATED ON NOVEMBER 28, 2006]

The Cheesecake Factory Incorporated Amended and Restated Year 2000 Omnibus Performance Stock Incentive Plan, as adopted at The Cheesecake Factory Incorporated 2004 Annual Meeting of Stockholders (the “2000 Plan”) is amended as provided herein and except as so amended, the 2000 Plan remains in full force and effect.

1.               Article VI, Section 6.2 of the 2000 Plan is amended and restated in its entirety to read as follows:

6.2  PURCHASE PRICE. The price (the “Option Price”) at which each share of Common Stock may be purchased shall be 100% of the Fair Market Value of the shares of Common Stock on the Grant Date.

If the Common Stock is listed on any established stock exchange or over-the-counter market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.  Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.